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                                                                      EXHIBIT 21
         SUBSIDIARIES

Malan Mortgagor, Inc,.
Malan Meadows, Inc.
Malan Revolver, Inc.
Malan Aurora Corp.
Malan Pine Ridge, LLC
Malan Midwest, LLC
Malan Standby, LLC
Malan WSC, LLC
Malan KMSC, LLC
Bricktown Malan LLC